Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of OKYO Pharma Ltd:

We consent to the incorporation by reference of our report dated August 15, 2022 with respect to the consolidated balance sheets for the years ended March 31, 2022 and March 31, 2021 and the related consolidated statements of operations and comprehensive loss, cash flows and shareholders’ equity for each of the years in the three-year period ended March 31, 2022, and the related notes, for OKYO Pharma Ltd, which report appears in the March 31, 2022 annual report on Form 20-F.

/s/ Mazars LLP.

Mazars LLP

London

August 15, 2022